Exhibit 99.1

NEWS

Georgia Gulf Reports 2009 Financial Results

ATLANTA, GEORGIA — February 17, 2010 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its fourth quarter and year ended December 31, 2009.

Georgia Gulf reported a net loss of $129.7 million for the fourth quarter of 2009, compared to a net loss of $198.7 million during the same quarter in the previous year.  For the full year 2009, Georgia Gulf recorded net income of $145.8 million, compared to a net loss of $257.6 million in the prior year.

The Company reported an operating loss of $18.6 million for the fourth quarter of 2009, compared to an operating loss of $172.7 million during the same quarter in the previous year.  Georgia Gulf reported an operating loss of $0.6 million for the full year 2009, compared to an operating loss of $140.2 million during the previous year.

Georgia Gulf’s reported financial results for the fourth quarter of 2009 and full year 2009 reflect the impact of the following events:  the substantial modification of debt that occurred in the first quarter of 2009, the refinancing of the senior secured credit facility in the fourth quarter of 2009, a gain resulting from the debt for equity exchange in the third quarter of 2009, and long lived impairments, restructuring costs, and fees related to operational and financial restructuring activities in all periods.  Excluding these items, Georgia Gulf reported adjusted EBITDA of $161.5 million for 2009, compared to adjusted EBITDA of $163.1 million in 2008.  The Company also reported adjusted EBITDA of $18.3 million for the fourth quarter of 2009, compared to $23.2 million of adjusted EBITDA for the same quarter last year.  A reconciliation of operating loss determined in accordance with GAAP to adjusted EBITDA is provided in the financial tables at the end of this release.

“In 2009, we achieved significant milestones for restructuring our capital structure by completing a debt for equity exchange and a refinancing of our secured debt.  I want to thank our employees for their dedication and fortitude in the face of the worst market downturn our Company has ever experienced,” said Paul Carrico, Georgia Gulf’s President and CEO.   “With a long-term capital structure in place and encouraging signs in our building products business, we are well positioned to grow as our markets recover,” Mr. Carrico added.

Georgia Gulf reported net sales of $502.1 million for the fourth quarter of 2009 compared to net sales of $535.6 million for the fourth quarter of 2008.  The decrease in sales is primarily due to lower sales prices, partially offset by higher volumes in all segments except aromatics.  For the year ended December 31, 2009, Georgia Gulf’s sales were $2.0 billion, compared to $2.9 billion during 2008.  The decrease in sales is primarily due to lower prices resulting from lower feedstock and energy costs and lower volumes, particularly in aromatics.

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2009 sales decreased to $237.7 million from $271.5 million during the fourth quarter of 2008 driven by lower sales prices. The segment posted operating income of $4.0 million in the fourth quarter of 2009 compared to an operating loss of $4.5 million during the same quarter in the prior year.  The increase in operating income was primarily due to restructuring and impairment charges of $54.0 million in the fourth quarter of 2008, partially offset by lower ECU values in 2009.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $82.0 million for the fourth quarter of 2009, compared to $80.8 million during the same quarter in the prior year. Sales on a constant currency basis declined 4 percent compared to the fourth quarter of 2008.  The decrease in sales on a constant currency basis reflects difficult conditions in the U.S. housing and construction markets, particularly related to new home construction. The segment’s operating loss was $2.2 million for the fourth quarter of 2009, compared to an operating loss of $121.5 million during the same quarter in the prior year.  The reduction in operating losses is primarily the result of non-cash charges of $111.0 million related to impairment of goodwill and intangibles taken in the fourth quarter of 2008, as well as cost reductions.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $89.0 million for the fourth quarter of 2009, compared to $80.6 million during the same quarter in the prior year. Sales on a constant currency basis increased about 1 percent compared to the same quarter in 2008.  The increase in sales on a constant currency basis reflects improved Canadian market conditions, partially offset by the difficult conditions in U.S. housing and construction markets. The segment reported operating income of $0.8 million for the fourth quarter of 2009, compared to an operating loss of $12.6 million during the same quarter in the prior year. The increase in operating income is primarily related to $4.4 million of restructuring and impairment charges taken in the fourth quarter of 2008 and cost reductions.

Aromatics

In the Aromatics segment, sales decreased to $93.3 million for the fourth quarter of 2009 from $102.7 million during the fourth quarter of 2008. Sales decreased due to lower volumes and prices.  During the fourth quarter of 2009, the segment recorded an operating loss of $0.8 million, compared to an operating loss of $27.6 million during the same quarter in 2008.  The decrease in operating loss was driven by stronger margins resulting from raw material inventory holding gains compared to the significant inventory holding losses created by the significant decrease in benzene and propylene prices in the fourth quarter of last year.  The decrease in the operating loss for the fourth quarter of 2009 compared to the fourth quarter of 2008 was also due to cost reductions, partially offset by lower volumes than the same quarter last year.

Liquidity and Debt Reduction

As of December 31, 2009, the Company had $38.8 million of cash on hand as well as $134.5 million of borrowing capacity available under its asset based loan facility.  The Company reduced total long-term debt by $655.1 million during 2009 primarily due to the debt for equity exchange completed in the third quarter.  In the fourth quarter of 2009, the Company completed a refinancing of its senior secured credit agreement and asset securitization facility through the issuance of a new $500 million aggregate principal amount of secured notes due in 2017 and a new asset based loan facility.

Conference Call

The Company will discuss fourth quarter financial results and business developments via conference call and webcast on Thursday, February 18 at 10:00 a.m. ET.  To access the Company’s fourth quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=2739500.  Playback will be available from 11:00 AM ET Thursday, February 18, to midnight ET Thursday, February 25.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 56505752.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended September 30, 2009.

Use of Non-GAAP Measures

Adjusted EBITDA

Georgia Gulf supplements its earnings release with Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, restructuring and goodwill, intangibles, and other long-lived asset impairment and Gains and Losses on significant asset disposals and other) because investors and management commonly use Adjusted EBITDA to measure the Company’s ability to service its indebtedness.  Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of operating loss determined in accordance with GAAP to Adjusted EBITDA is included in this release.

CONTACTS:

Georgia Gulf Corporation

Investor Relations:

Martin Jarosick

(770) 395-4524

# # #

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$38,797	$89,975
Receivables, net of allowance for doubtful accounts of $16,453 in 2009 and $12,307 in 2008 (1)	208,941	117,287
Inventories	251,397	240,199
Prepaid expenses	24,296	21,360
Income tax receivables	30,306	2,264
Deferred income taxes	14,108	22,505
Total current assets	567,845	493,590
Property, plant and equipment, net	687,570	760,760
Goodwill	203,809	189,003
Intangible assets, net of accumulated amortization of $10,996 in 2009 and $9,988 in 2008	15,223	15,905
Other assets, net	116,494	150,643
Non-current assets held for sale	14,924	500
Total assets	$1,605,865	$1,610,401
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current portion of long-term debt	$28,231	$56,843
Accounts payable	124,829	105,052
Interest payable	2,844	16,115
Income taxes payable	1,161	3,476
Accrued compensation	16,069	9,890
Liability for unrecognized income tax benefits and other tax reserves	9,529	27,334
Other accrued liabilities	43,236	49,693
Total current liabilities	225,899	268,403
Long-term debt	710,774	1,337,307
Liability for unrecognized income tax benefits	64,371	34,592
Deferred income taxes	174,457	70,141
Other non-current liabilities	37,036	39,886
Total liabilities	1,212,537	1,750,329

Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 33,718,367 in 2009 and 1,379,273 in 2008	337	14
Additional paid-in capital	472,018	105,815
Accumulated deficit	(6,314)	(218,502)
Accumulated other comprehensive loss, net of tax	(72,713)	(27,255)
Total stockholders’ equity (deficit)	393,328	(139,928)
Total liabilities and stockholders’ equity (deficit)	$1,605,865	$1,610,401

(1) As of December 31, 2008, $111,000 of accounts receivable had been sold through the asset securitization facility.  As of December 31, 2009, the Company no longer had an asset securitization facility and no receivables were sold.  The asset securitization facility was replaced with an asset based loan facility.  Borrowings under the asset based loan facility are reflected in Total liabilities.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share data)	2009	2008	2009	2008
Net sales	$502,075	$535,609	$1,990,091	$2,916,477
Operating costs and expenses:
Cost of sales	465,074	499,753	1,778,998	2,717,409
Selling, general and administrative expenses	53,210	38,115	182,937	168,572
Long-lived asset impairment charges	1,447	157,262	21,804	175,958
Restructuring costs	932	13,215	6,858	21,973
Losses (gains) on sale of assets	—	—	62	(27,282)
Total operating costs and expenses	520,663	708,345	1,990,659	3,056,630
Operating loss	(18,588)	(172,736)	(568)	(140,153)
Other (expense) income:
Interest expense	(23,318)	(35,275)	(131,102)	(134,513)
Loss on debt modification and extinguishment, net	(163,830)	—	(42,797)	—
Gain on debt exchange	—	—	400,835	—
Foreign exchange loss	(419)	(3,679)	(1,400)	(4,264)
Interest income	27	227	583	1,308
(Loss) income before income taxes	(206,128)	(211,463)	225,551	(277,622)
(Benefit) provision for income taxes	(76,434)	(12,774)	79,762	(19,979)
Net (loss) income	$(129,694)	$(198,689)	$145,789	$(257,643)
Earning (loss) per share:
Basic:
Net (loss) income	$(3.92)	$(144.06)	$9.20	$(193.00)
Diluted:
Net (loss) income	$(3.92)	$(144.06)	$9.19	$(193.00)

Weighted average common shares—basic	33,049	1,379	14,903	1,378
Weighted average common shares—diluted	33,049	1,379	14,908	1,378

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2009	2008	2009	2008
Operating activities:
Net (loss) income	$(129,694)	$(198,689)	$145,789	$(257,643)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	28,543	31,222	117,690	143,718
Loss on debt modification and extinguishment, net	163,830	—	42,797	—
Gain on debt exchange	—	—	(400,835)	—
Accretion of fair value discount on term loan	4,056	—	12,944	—
Foreign exchange (gain) loss	(311)	6,809	(938)	7,108
Deferred income taxes	(57,748)	(10,346)	97,190	(23,435)
Tax deficiency related to stock plans	(216)	(85)	(1,630)	(945)
Long-lived asset impairment charges	1,447	157,262	21,866	175,958
Stock based compensation	7,451	810	17,663	3,302
Losses (gains) on sale of assets	155	(1,287)	218	(27,282)
Other non-cash items	5,698	8,780	7,479	12,433
Securitization of trade receivables	(97,071)	(54,000)	(111,000)	(36,000)
Change in operating assets, liabilities and other	25,715	115,312	51,490	44,178
Net cash (used in) provided by operating activities	(48,145)	55,788	723	41,392
Investing activities:
Proceeds from insurance recoveries related to property, plant and equipment	—	—	1,980	7,308
Capital expenditures	(5,127)	(18,522)	(30,085)	(62,545)
Proceeds from sale of assets	180	1,711	2,080	79,806
Net cash (used in) provided by investing activities	(4,947)	(16,811)	(26,025)	24,569
Financing activities:
Net change in revolving line of credit	(105,811)	—	(135,222)	107,718
Net change in ABL revolver	56,462	—	56,462	—
Long-term debt payments	(347,674)	(909)	(367,402)	(74,004)
Long-term debt proceeds	496,739	—	496,739	—
Fees paid to amend or issue debt facilities	(36,493)	—	(79,749)	(9,823)
Tax benefits from employee share-based exercises	98	—	98	—
Shares surrendered and retired from stock compensation plan activity	—	—	(25)	(110)
Dividends	—	—	—	(8,379)
Net cash provided by (used in) financing activities	63,321	(909)	(29,099)	15,402
Effect of exchange rate changes on cash and cash equivalents	229	(813)	3,223	(615)
Net change in cash and cash equivalents	10,458	37,255	(51,178)	80,748
Cash and cash equivalents at beginning of period	28,339	52,720	89,975	9,227
Cash and cash equivalents at end of period	$38,797	$89,975	$38,797	$89,975

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
In Thousands	2009		2008		2009		2008

Segment net sales:
Chlorovinyls	$237,724		$271,486		$940,639		$1,379,957
Window and door profiles and mouldings products	82,005		80,776		323,696		408,880
Outdoor building products	89,021		80,628		404,451		508,803
Aromatics	93,325		102,719		321,305		618,837
Net Sales	$502,075		$535,609		$1,990,091		$2,916,477

Segment operating income (loss):
Chlorovinyls	$4,004		$(4,468	)(4)	$79,469		$60,205	(10)
Window and door profiles and mouldings products	(2,239	)(1)	(121,472	)(5)	(33,767	)(7)	(137,415	)(11)
Outdoor building products	750	(2)	(12,622	)(6)	7,054	(8)	(26,917)
Aromatics	(825)		(27,606)		16,884		(34,979)
Unallocated corporate	(20,278	)(3)	(6,568)		(70,208	)(9)	(1,047	)(12)
Total operating income (loss)	$(18,588)		$(172,736)		$(568)		$(140,153)

(1)	Includes $0.3 million for restructuring related costs and $1.4 million for long-lived asset impairment.
(2)	Includes $0.5 million for restructuring related costs.
(3)

Includes $3.0 million in additonal expense for existing legal matters, $6.2 million in expense related to the vesting of performance based restricted stock and $3.1 million for fees related to operational and financial restructuring activities.

(4)	Includes $8.3 million for restructuring related costs. Also includes $45.7 million in long-lived asset impairment charges.
(5)	Includes $111.0 million in long-lived asset impairment charges.
(6)	Includes $3.6 million in restructuring related costs, and $0.8 million in long-lived asset impairment charges.
(7)	Includes $3.3 million of restructuring related costs. Also includes $21.6 million in asset impairment charges.
(8)	Includes $1.0 million of restructuring related costs.
(9)

Includes an increase of $9.3 million for fees related to operational and financial restructuring activities and an increase of $14.4 million in stock compensation primarily in association with the July 27, 2009 restricted stock grant in connection with the completion of our private debt for equity exchange offers. Loan cost amortization increased $4.4 million as a result of the new asset securitization program entered into in March 2009, which was subsequently terminated and refinanced in December 2009.

(10)

Includes $20.0 million in costs related to the shutdown of the Oklahoma City facility, writedowns and other exit costs and a $2.2 million gain related to the sale and lease back of equipment. In addition, includes $8.3 million for restructuring related costs and $45.7 million in other long-lived asset impairment charges.

(11)	Includes $1.4 million in severance, exit and other restructuring costs, and $112.9 million in long-lived asset impairment charges.
(12)	Includes a $28.8 million gain on the sale of idle land and other fixed assets.

Georgia Gulf Corporation and Subsidiaries

Reconciliation of Operating Loss to Adjusted EBITDA

Periods Ended December 31, 2009 and 2008

(In millions)	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2008

Operating Loss	$(18.6)	$(172.7)	$(0.6)	$(140.2)
Adjustments to operating loss:
Restructuring	0.9	13.2	6.9	21.9
Long-Lived Asset Impairment	1.4	157.3	21.8	176.0
Depreciation and Amortization	28.5	31.2	117.7	143.7
Gain on Sale of Assets, net	—	—	—	(27.3)
Stock-based compensation related to debt exchange	6.2	—	13.9	—
Fees related to operational and financial restructuring activities	3.1	1.0	13.1	1.0
Loan cost amortization	(2.9)	(1.9)	(9.6)	(6.4)
Other Adjustments:
Foreign exchange loss	(0.4)	(3.7)	(1.4)	(4.3)
Other	0.1	(1.2)	(0.3)	(1.3)
Adjusted EBITDA	$18.3	$23.2	$161.5	$163.1